EXHIBIT 99.4


RemoteMDx Supplements Earlier Press Release
Friday, March 24, 2006

SANDY, UT--(MARKET WIRE)--Mar 24, 2006 -- RemoteMDx, Inc. (OTC BB:RMDX.OB -
News) today supplements its earlier press release dated March 23, 2006 regarding steps taken by the Company to strengthen its balance sheet.

As reported in the earlier release, the Company had earlier issued approximately $2,100,000 in promissory notes that are convertible into the Company's new shares of Series C Convertible Preferred Stock ("Series C Preferred Stock") at $1.68 per share. Of that total amount, effective March 23, 2006, an aggregate of $1,169,120 in principal amount of the notes converted automatically into shares of Series C Preferred Stock. An additional aggregate amount of $1,000,000 in notes remains convertible into shares of Series C Preferred Stock at the option of the holders of such notes. The original notes issued, and the shares of Series C Preferred underlying the notes, have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

As previously reported, the Company has redeemed $600,000 in principal amount of its debentures, and intends to take steps to redeem an additional $480,000 in principal amount of its remaining debentures. The Company is also negotiating with prospective lenders a line of credit of up to $10 million to finance inventory. While it anticipates that it will continue to work to redeem or convert the Company's additional debentures, and expects to secure the line of credit, there can be no guarantee that the Company will be successful in those efforts.

The Company clarifies that all statements in its March 23 press releases regarding the Company's ability to meet future demand for its products or any possible or potential future revenues to the Company, including statements in its March 23 release regarding projected revenues assuming sales of all Company TrackerPAL on backorder, are projections, constitute forward-looking statements, and were made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in the earlier release. In addition to the factors set forth elsewhere in that release, the economic, competitive, governmental, technological, and other factors identified in the Company's filings with the United States Securities and Exchange Commission could affect such forward-looking statements. The Company specifically disclaims any obligation to update any of its forward-looking statements.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act, including future growth and earnings opportunities of the Company, as well
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as plans relating to the retirement of the Company's outstanding debt obligations, locating additional financing, and potential conversion of outstanding debt into equity securities of the Company. Actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including economic, competitive, governmental, technological, regulatory, manufacturing and marketing risks associated with the Company's business and financial plans. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in the Company's most recent filings with the Securities and Exchange Commission.


Contact:

     Investor & Media Contact:
     Ema Ostarcevic
     RemoteMDx, Inc.
     (801) 908-5132 ext. 1008
     Email Contact


Source: RemoteMDx